EXHIBIT 99.1

              Pinnacle Systems, Inc. Acquires Puffin Designs, Inc.

MOUNTAIN VIEW, CA , 3/30/2000--Pinnacle Systems, Inc. (NASDAQ:PCLE), a leader in professional and consumer video solutions, announced today that it has acquired Puffin Designs, Inc. of Sausalito, California. Puffin Designs, a privately held company, is an industry-leading provider of content creation solutions made by and for professionals working in broadcast, film, and video content creation markets. Puffin Designs has developed and sells an advanced set of software tools for real-time paint, rotoscoping and visual motion tracking.

These Puffin Designs tools allow content producers to create more compelling special effects and visuals and subsequently publish them on tape, film, DVDs and Web pages. Pinnacle Systems plans to integrate Puffin Designs technology with its family of industry leading content creation solutions to provide complete solutions for creating programs for film, broadcast and streaming media markets.

Mark Sanders, President and CEO at Pinnacle Systems said, "Pinnacle Systems has long admired Puffin Designs technology and the talented team. This acquisition will allow Pinnacle Systems to leverage its already strong position in creation and distribution of rich media content over broadcast networks and on the Internet. This acquisition is part of our strategy to build a low-cost, high-quality infrastructure that will be essential for the next technological wave as broadband Internet connectivity enables full quality video on the web."

Ajay Chopra, Chairman of the Board at Pinnacle Systems said, "We are delighted to have the Puffin Designs team join Pinnacle Systems. We are also very pleased that Scott Squires, founder of Puffin Designs, will join Pinnacle Systems as Creative Visionary - a newly created position. Scott and his colleagues from Industrial Light & Magic (ILM) were nominated for the Academy Award this week in the Visual Effects category for their work on Star Wars: Episode 1 The Phantom Menace. Scott's mix of creative and technical talent will be a tremendous asset as Pinnacle Systems builds on its leadership position in creation and distribution of rich media."

"Puffin Designs is pleased to be joining forces with Pinnacle Systems. Our customers and products will benefit greatly from the combined resources of the two companies. I look forward to continuing the vision behind Puffin Designs products at Pinnacle Systems," said Scott Squires, founder of Puffin Designs.

Pinnacle Systems is acquiring all intellectual property, product and software rights, along with all other assets and liabilities of Puffin Designs, and will account for this transaction as a purchase. Under the terms of the stock-for-stock purchase agreement, Pinnacle Systems will issue approximately 360,000 shares of Pinnacle Systems common stock in exchange for all outstanding shares of Puffin Designs, and will assume all outstanding Puffin Designs employee stock options. This equates to an approximate purchase price of $13 million based on yesterdays Pinnacle Systems closing stock price, plus the assumption of up to $2 million in debt and assumed liabilities.


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About Pinnacle Systems, Inc.

Pinnacle Systems' broadcast, desktop, and consumer products provide video professionals and consumers cutting-edge digital video tools to create, store, distribute and view web enabled digital video easier and more affordably than ever before. Pinnacle Systems may be reached at (650) 526-1600 or on the World Wide Web at www.pinnaclesys.com.

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